Exhibit 10.10

LINCOLN NATIONAL CORPORATION

DEFERRED COMPENSATION &

SUPPLEMENTAL/EXCESS RETIREMENT PLAN

Amended and Restated Effective January 1, 2020

The Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “Plan”) is an amendment and restatement of the Lincoln National Corporation Executive Deferred Compensation Plan for Employees, a plan established and maintained by Lincoln National Corporation.  The Plan provides enhanced retirement benefits and savings opportunities to certain employees of Lincoln National Corporation and its Affiliates.

The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder, except where indicated for Grandfathered Benefits as set forth herein, and (2) to be “a plan which is unfunded and is maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1), respectively.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Article 1

Definitions

The following definitions are provided for key terms contained within this document:

“401(k) Plan” means the LNC Employees’ 401(k) Savings Plan, effective January 1, 2008, and as amended from time to time.

“Account” means the separate deferred compensation accounts established by the Company in the name of each Participant. Where the context indicates, the term “Account” shall mean one or more of the various sub-accounts that may be created within an Account.

“Affiliate” means:

(a)Any corporation which, together with the Company, is part of a “controlled group” of corporations, in accordance with Code section 414(b);

(b)Any organization which, together with the Company, is under “common control,” in accordance with Code section 414(c);

(c)Any organization which, together with the Company, is an “affiliated service group,” in accordance with Code section 414(m); and

(d) Any entity required to be aggregated with the Company pursuant to regulations promulgated under Code section 414(o).

“Annual Bonus” means any bonus paid on an annual basis at the same time that Annual Incentive Bonus is paid but that does not otherwise qualify as an Annual Incentive Bonus.  Annual Bonus does not include any form of long-term incentive cash payment.

“Annual Incentive Bonus” means any bonus paid under the Company’s annual incentive program, as approved by the Compensation Committee.

“Annual Salary” means salary (including “replacement salary” such as bereavement, jury duty, paternity leave, or pay from a Company-sponsored short-term disability plan), W-2 commissions and any benefit-eligible bonus or incentive compensation that is not considered Annual Bonus or Annual Incentive Bonus.  Annual Salary does not include any sign-on or retention bonus or any other earnings that are not classified as benefit-eligible.  In addition, Annual Salary does not include any amounts paid to a Participant after his or her Separation from Service (except for final payroll if Separation from Service occurs “mid-cycle”).  For the purpose of the eligibility of any employee who receives “established compensation" to participate in this Plan, Annual Salary refers to “established compensation” (as defined under the Company’s Established Compensation Administrative Guidelines for benefit purposes).

“Beneficiary” means the person or persons, including a trust or the Participant's estate, designated by a Participant to receive any death benefits payable under the Plan after the death of the Participant.

“Benefits Administrator” means the Company’s Executive Vice President of Human Resources or any successor appointed by the Company’s Chief Executive Officer.

“Benefit Commencement Date” means the date that Plan benefits are scheduled to be paid in a lump sum or scheduled to begin to be paid if the Participant has elected to receive periodic payments of Plan benefits, pursuant to Article 7 of the Plan.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means (a) a conviction of a crime that is job related or that may otherwise cause harm to the reputation of the Company; (b) any act or omission detrimental to the conduct of business of the Company; (c) inability to obtain or retain proper licenses; (d) theft, dishonesty, fraud or misrepresentation; (e) failure to cooperate or be truthful in connection with an investigation related to the Company; (f) violation of any rule or regulation of any regulatory agency or self-regulatory agency; (g) violation of any policy or rule of the Company; or (h) unsatisfactory performance that does not meet expectations after coaching or counseling. The determination of the existence of “Cause” shall be made in the sole discretion of the Corporation’s Chief Human Resources Officer or his or her delegate.

“Change of Control” means an event that qualifies as a change of control of the Company as defined under the LNC COC Plan (the definition in effect immediately prior to such change of control).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Lincoln National Corporation or any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board of Directors.

“Compensation Deferral Agreement” means an agreement by which a Participant directs the Company to make Elective Deferrals under the Plan in lieu of paying the Participant cash compensation.

“Default Investment Option” means the Investment Option designated by the Benefits Administrator, in its sole discretion, for the investment of any Matching Contributions, Special Executive Credits, Elective Deferrals, and Core Contributions in cases where a Participant has failed to provide valid investment directions with respect to any portion of his or her Account.

“Disabled” means, with respect to a Participant, that the Participant has been determined to be disabled as defined under the 401(k) Plan.

“Effective Date” means January 1, 2020.

“Elective Deferral” means the deferral of Annual Salary or either Annual Bonus or Annual Incentive Bonus that would otherwise be paid to the Participant during a calendar year by executing a valid Compensation Deferral Agreement pursuant to Section 6.2 of the Plan.

“Employer” means Lincoln National Corporation and any Affiliate that has adopted this Plan as a participating Employer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESSB Opening Account” means the special Account created upon the termination of the benefit under Section 4 of the Jefferson-Pilot Supplemental Retirement Plan, also known as the “Executive Special Supplemental Benefit” (the “ESSB”).  See Appendix B to the Plan.

“Flexible Distribution Year Account” means the Account established by the Company at the Participant’s election that is payable to the Participant in the calendar year designated by the Participant, regardless of whether the Participant is an active employee of the Company or any Affiliate or has experienced a Separation from Service.

“Grandfathered Benefit” means any amounts earned and vested under the Plan as of December 31, 2004 within the meaning of Code section 409A and the official guidance thereunder.  Except as specified herein, Grandfathered Benefits are subject to the distribution rules set forth in Article 7 of this Plan, including Section 7.8.

“Hardship” means a severe financial hardship caused by an unforeseen emergency resulting from (a) a sudden and unexpected illness or accident of the Participant, a dependent (as defined in Code section 152(a)), or the Participant’s Primary Beneficiary (as defined below); (b) the need to pay for burial or funeral expenses for the Participant’s spouse, a dependent or Primary Beneficiary; (c) the loss of the Participant’s property due to casualty; or (d) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

For purposes of a “hardship”, a “Primary Beneficiary” shall mean the individual who is named as a beneficiary under the Plan and has an unconditional right, upon the death of the Participant, to all or a portion of the Participant’s Account under the Plan.

“Investment Option” means one or more of the notional investment funds in which Participants may direct the investment of their Accounts, pursuant to Section 4.5 of the Plan.

“IRS” means the Internal Revenue Service.

“Key Employee” means an employee of the Company or any Affiliate who, as of his or her Separation from Service date, is treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee as defined in Code section 416(i) without regard to paragraph (5) thereof).  Key Employees shall be determined in accordance with Code section 409A using December 31st as the determination date.  A listing of Key Employees as of a determination date shall be effective for the 12-month period beginning on the April 1st following the determination date.

“LNC Benefits Appeals Committee” means the committee with that name, or any successor thereto.

“LNC COC Plan” means the Lincoln National Corporation Executives’ Severance Benefit Plan.

“Matching Contributions” means the contributions made by the Company, pursuant to Section 5.2 of the Plan, on behalf of a Participant on account of that Participant’s Elective Deferrals.

“Participant” means any employee or former employee of the Company or any Affiliate who has an Account in this Plan.

“Plan Year” means a 12-month period beginning each January 1.

“SCP Opening Balance Account” means the special Account created upon the termination of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates.  See Appendix B to the Plan.

“SMC” means the Company’s Senior Management Committee.

“Separate from Service” or “Separation from Service” shall have the same meaning as set forth in Treas. Reg. §1.409A-1(h)(1).  For purposes of this Plan, an employee incurs a Separation from Service if it is reasonably anticipated, based on the facts and circumstances, the employee will not perform any additional services for any Employer after a certain date or that the level of bona fide services (whether performed as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed (whether performed as an employee or as an independent contractor) over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Employer) .

“Shortfall Balance Account” means the special Account to which any “shortfall” is credited as calculated for SMC members as of December 31, 2007 only, pursuant to Appendix B.1(d) of the Plan.

“Special Executive Credit” means a contribution made by the Company, pursuant to Section 5.4 of the Plan, on behalf of Participants who are SMC members.

“Stock Units” means “phantom” shares of Lincoln National Corporation common stock that may be made available under this Plan to Participants as an Investment Option.  Stock Units shall be notionally credited to a Participant’s Account and administered pursuant to the relevant provisions of Article 4 of the Plan.

“Termination Year Account” means an Account established by the Company for each Participant, where the Valuation Date is the first of the month that is thirteen (13) full months after the date the Participant experiences a Separation from Service, regardless of whether such separation is voluntary or involuntary.  A Participant may establish a second Termination Year Account for Elective Deferrals and Matching Contributions made to the Plan after 2015 in the event the Participant wishes to elect an alternative distribution form pursuant to Section 7.2(d) for such Account.  A Participant may have no more than two (2) Termination Year Accounts that contain a balance at any time.

“Valuation Date” means the date on which the Participant’s Account is valued prior to Benefit Commencement Date.

Article 2

Eligibility

2.1General.  This Plan is maintained by the Company for the benefit of a select group of management and highly compensated employees.  The Benefits Administrator shall have the discretion to determine the eligibility of employees to participate in this Plan; provided, however, that in order to be eligible, the employee must be a member of a select group of management or highly compensated employees of an Employer.

2.2 Eligibility to Make Elective Deferrals. The following employees of an Employer may make Elective Deferrals under the Plan:

(a) employees who have an Annual Salary of at least $200,000, determined as of the applicable dates designated by the Benefits Administrator;

(b) newly-hired employees whose starting Annual Salary is at least $200,000; and

(c) newly-eligible employees (based on a mid-year raise and/or promotion and at the sole discretion of the Benefits Administrator).

Article 3

Participation

3.1Enrollment in the Plan.  An employee who is eligible to make an Elective Deferral pursuant to Section 2.2 above may become a Participant by enrolling in the Plan and submitting a valid Compensation Deferral Agreement in the manner prescribed by the Benefits Administrator and pursuant to Section 6.2 of the Plan.

3.2.Newly-Hired or Newly-Eligible Employees.  A newly-hired or newly-eligible employee who is eligible to make Elective Deferrals as provided in Section 2.2 above has thirty (30) days from the date he or she becomes eligible to enroll in the Plan and submit a valid Compensation Deferral Agreement, pursuant to Section 3.1 above, to the extent such an election is permissible under Code section 409A.

3.3Automatic Participation.  Employees may be automatically enrolled in the Plan if they are eligible to receive Core Contributions pursuant to Section 5.1 of the Plan, and/or are eligible to receive Special Executive Credits pursuant to Section 5.4 of the Plan.

Article 4

Plan Investments & Accounting

4.1Notional or “Phantom” Accounts.  The terms “Account” or “Accounts” refers to the separate deferred compensation account(s) established by the Company in the name of each Participant.  Each Account is a bookkeeping device only, established for the sole purpose of crediting and tracking contributions, credits and notional investments made by the Participant in the Investment Options available under the Plan.  The Company may also establish one or more “Sub-Accounts” representing the various notional Investment Options available under the Plan.

4.2Recordkeeping of Accounts - General.  The Company shall establish an Account in the name of each Participant making Elective Deferrals under the Plan, or receiving contributions or credits under the Plan.  The Company shall also establish Sub-Accounts for Participants, as appropriate, and credit any Elective Deferrals, Matching Contributions, Core Contributions or Special Executive Credits and/or other credits or contributions to the appropriate Participant Sub-Accounts.  The Company shall also credit such Accounts and/or Sub-Accounts with any earnings/losses that would have accrued if the Accounts or Sub-Accounts were actually invested in the Investment Options selected by the Participant from among the options offered from time to time under the Plan.

4.3Stock Unit Investment Option.  With respect to any Participant’s investment in the Stock Unit Investment Option, actual shares of the Company’s common stock will be issued in settlement of the Participant’s investment when the Participant’s Account is actually paid to him or her, with fractional Stock Units paid in cash.  The Company reserves the right to eliminate, change or add any Investment Option from the Plan, including the Stock Unit Investment Option, at any time.

(a)Phantom Dividends on Stock Units.  To the extent dividends are paid by the Company with respect to common stock of the same class as the common stock underlying the Stock Units, Participant Accounts with Stock Units will be credited with phantom dividends.  Phantom dividends shall be calculated, on each dividend payment date, as an amount equal to the product of the dividend paid on a share of common stock multiplied by the number of Stock Units held in an Account as of the record date.

(b)Determination of Value of Stock Units.  The value of a Stock Unit shall be the final sales price quoted by the New York Stock Exchange Composite Listing of a share of the Company’s common stock of the same class as the Stock Units on the business day on which the determination is made.

(c)Changes in Capital and Corporate Structure.  In the event of any change in the outstanding shares of the Company’s common stock by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of phantom Stock Units held by Participants under the Plan shall be proportionately adjusted, in an equitable manner.  The foregoing adjustment shall be made in a manner that will cause the relationship between the aggregate appreciation in outstanding common stock and earnings per share and the increase in value of each phantom Stock Unit granted hereunder to remain unchanged as a result of the applicable transaction.

(d)Voting.  Prior to distribution of the Participant’s Account pursuant to Article 7 below, and settlement of Stock Units with shares of the Company’s common stock, no voting or other rights of any kind associated with the ownership of the Company’s common stock shall inure to any Participant whose Account is credited with Stock Units.

4.4.Investment Options.  With respect to the Investment Options available under the Plan, Participants have no rights to any of the assets, funds or securities in which such Investment Options are actually invested.  Upon distribution of the Participant’s Account pursuant to Article 7 below, the Participant will receive cash in settlement of all amounts credited to non-Stock Unit Investment Options.  The Company reserves the right to eliminate, change or add any Investment Option from the Plan at any time.

4.5Participant Direction of Investments.  Subject to the restrictions described in Article 8 below, Participants in the Plan may make or change their investment directions with respect to the Investment Options available under the Plan at any time.  The Plan’s recordkeeper and third-party administrator will deem any investment directions provided by the Participant to be continuing investment directions until the Participant takes affirmative action to change the investment directions.

4.6Default Investment Option.  In the case where the Participant has not provided valid investment directions to the Plan’s recordkeeper and third-party administrator with respect to any portion of his or her Account, such portion shall be invested in the Plan’s Default Investment Option.  The Plan’s Default Investment Option shall be designated by the Benefits Administrator from time to time, in the sole discretion of the Benefits Administrator.  In general, the Plan’s Default Investment Option shall be the Qualified Default Investment Alternative designated for the 401(k) Plan.

Article 5

Employer Contributions & Vesting

5.1Core Contributions. The Employer shall credit to the Participant’s Core Contributions Account the amount of any Employer Core Contributions, as such term is described under the 401(k) Plan, which cannot be contributed to the Participant under the 401(k) Plan either (a) due to the operation of 401(k) Plan or Code limits or (b) because such amount is deferred compensation that cannot be counted as eligible earnings under the 401(k) Plan.  Any such contributions under this Section 5.1 shall be 100% vested upon contribution.  In the event a Participant is terminated for Cause by the Employer, he or she shall not receive a Core Contribution for the Plan Year in which the termination occurs.

5.2Matching Contributions.    The Employer shall make Matching Contributions with respect to Elective Deferrals on Annual Salary and Annual Incentive Bonus or Annual Bonus once the aggregated amount of the Participant’s Annual Salary and Annual Incentive Bonus or Annual Bonus for a Plan Year (net of Elective Deferrals to this Plan) has exceeded the Code section 401(a)(17) limit or once the Employer’s contributions to the 401(k) Plan have reached the Code section 415 limit for the applicable Plan Year but in no case shall the Employer make Matching Contributions with respect to Elective Deferrals on an Annual Incentive Bonus or Annual Bonus paid following a Participant’s Separation from Service.  Such Matching Contributions shall be made in the amount of 100% of the Participant’s Elective Deferrals, on up to 6% of the Participant’s Annual Salary and Annual Incentive Bonus or Annual Bonus.  Matching Contributions will be 100% vested upon contribution.

5.3Special Change of Control Contributions for SMC.  For SMC members only, any unvested SCP Opening Balance Account balances and Special Executive Credits shall immediately vest upon a Change of Control.  In the case of an SMC member who is eligible for benefits under the LNC COC Plan as of the date of a Change of Control and who Separates from Service within two (2) years after such Change of Control, an additional two (2) (or three (3), in the case of the Company’s Chief Executive Officer) years’ worth of Employer Core Contributions, Matching Contributions, and

Special Executive Credits shall be credited to the appropriate Sub-Account of the SMC member.  The amount of such Employer Core Contributions, Matching Contributions, and Special Executive Credits shall be determined as of the date of the Participant’s Separation from Service.

5.4Special Executive Credits.  For SMC members only, the amount of the “Special Executive Credit,” if any, will be calculated as follows: 15% of “Total Pay” (as defined below) expressed as a percentage, offset by the total of: (a) the SMC member’s maximum Matching Contribution opportunity (6%); plus (b) the Employer Core Contribution amount (4%) under the 401(k) Plan and this Plan, each expressed as a percentage.

For purposes of this Section 5.4, “Total Pay” is equal to Annual Salary and Annual Incentive Bonus.

To receive the Special Executive Credit, a Participant must be a member of the SMC (a) during the applicable Plan Year to which the credit relates and (b) on the date the credit is actually made.  Notwithstanding the foregoing, SMC members who (i) are fully vested in their Special Executive Credits and (ii) who are involuntarily terminated from employment with the Company or any Affiliate other than for Cause or die during a Plan Year will receive a Special Executive Credit for that Plan Year.

The Special Executive Credit, if any, will be credited to a SMC member’s Account annually, not bi-weekly.

For SMC members as of January 1, 2008, Special Executive Credits shall vest immediately.  For individuals who become SMC members after January 1, 2008, Special Executive Credits shall vest on the earlier of: (a) five (5) years after becoming an SMC member; (b) death; (c) attainment of age 62; or (d) determination that the Participant is eligible for long-term disability benefits under a Company-sponsored plan.  A Participant who has a Separation from Service prior to vesting in his or her Special Executive Credits will forfeit these contributions.

5.5Special Lincoln Credits.  The Company may, in its sole discretion, credit a special contribution on behalf of any Participant.  Such Special Lincoln Credits may be subject to vesting schedules, in the sole discretion of the Benefits Administrator.

5.6Historical Employer Contributions.  Appendix B hereto sets forth provisions relative to historical Employer contributions credited under the Plan, including Employer Transition Contributions, ESSB Opening Balance Contributions, SCP Opening Balance Contributions and Shortfall Balance Contributions.

Article 6

Participant Contributions

6.  1Elective Deferral Contributions.

(a)Annual Salary.  A Participant who is eligible to make Elective Deferrals under this Plan pursuant to Section 2.2 above may elect to defer up to seventy percent (70%) of gross Annual Salary (prior to any withholding or voluntary deductions, including contributions into the 401(k) Plan) in whole percentages, or a dollar amount, if allowed by the Benefits Administrator, that would otherwise be paid to the Participant during a calendar year by executing a valid Compensation Deferral Agreement pursuant to Section 6.2 below.

(b)Annual Bonus and Annual Incentive Bonus.  A Participant who is eligible to make Elective Deferrals under this Plan pursuant to Section 2.2 above, may elect to defer up to eighty percent (80%) of his or her gross Annual Bonus or Annual Incentive Bonus (prior to any withholding or voluntary deductions, including contributions into the 401(k) Plan) in whole percentages, or a dollar amount, if allowed by the Benefits Administrator, that would otherwise be paid to the Participant during a calendar year by executing a valid Compensation Deferral Agreement pursuant to Section 6.2 below.

6.2Compensation Deferral Agreement.

(a) Annual Salary.  Compensation Deferral Agreements with respect to Annual Salary must be completed in a form and manner satisfactory to the Benefits Administrator, but in no event may be submitted by the Participant later than December 31st of the calendar year prior to the start of the calendar year to which the election relates.

(b) Annual Bonus.  Compensation Deferral Agreements with respect to Annual Bonus must be completed in a form and manner satisfactory to the Benefits Administrator, but in no event may be submitted by the Participant later than December 31st of the calendar year prior to the start of the calendar year to which the bonus election relates.

(c) Annual Incentive Bonus.  Compensation Deferral Agreements with respect to the Annual Incentive Bonus must be completed in a form and manner satisfactory to the Benefits Administrator, and are to be submitted by the Participant no later than December 31st of the calendar year prior to the start of the calendar year to which the bonus election relates; however, the Participant may modify such bonus election provided the final election is submitted by the Participant no later than June 30th of the calendar year to which the Annual Incentive Bonus relates and further provided that the Annual Incentive Bonus qualifies as “performance-based compensation” as defined under Code section 409A.

(d) Newly-Hired or Newly-Eligible Employees.  Newly-hired or newly-eligible employees, as described in Section 3.2 above, may submit Compensation Deferral Agreements for Annual Salary, and, effective January 1, 2014, Annual Bonus, within thirty (30) days after the date of eligibility, to the extent such election is permissible under Code section 409A.  Compensation Deferral Agreements are irrevocable elections with respect to the calendar year to which the election relates.  A Compensation Deferral Agreement with respect to Annual Salary shall be effective and valid only with respect to amounts of Annual Salary earned on or after the first day of the first full bi-weekly pay cycle that commences after the Compensation Deferral Agreement has become effective.  Compensation Deferral Agreements with respect to Annual Bonus shall be effective and valid only with respect to amounts of Annual Bonus earned after the date the Compensation Deferral Arrangement has become effective.

6.3Effect of Making Elective Deferral Contributions.  An election to defer amounts of Annual Salary, Annual Bonus, or Annual Incentive Bonus that would otherwise be payable to the Participant in cash reduces the amount of eligible compensation under the 401(k) Plan.

Article 7

Distributions

7.1Default Distribution Upon Separation from Service.

(a)Elective Deferrals & Matching Contributions.  Absent an effective alternative election pursuant to Section 7.2 below, the Valuation Date for a Participant’s Elective Deferrals and associated Matching Contributions will be the first day of the month that is thirteen (13) full months after the date of the Participant’s Separation from Service.  In addition, the Participant’s Elective Deferrals will be paid to the Participant in a lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date.  Participants may make a Secondary Election pursuant to Section 7.2(b) with respect to their Elective Deferrals Account.

(b)Core Contribution Account.  Absent an effective alternative election pursuant to Section 7.2 below, the Valuation Date for amounts credited to a Participant’s Core Contribution Account will be the first day of the month that is thirteen (13) full months after the date of the Participant’s Separation from Service.  The Participant’s Core Contribution Account will be paid to the Participant in a lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date.  Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date pursuant to Section 7.2(c) with respect to their Core Contribution Account.  Participants may make an Initial Election for an Alternative Distribution Form pursuant to Section 7.2(d).  Participants may make a Secondary Election pursuant to Section 7.2(b) with respect to their Core Contribution Account.

(c)Special Executive Credit Account.  The Valuation Date for any vested amounts credited to a Participant’s Special Executive Credit Account will be the first day of the month that is thirteen (13) full months after the date of the Participant’s Separation from Service.  The Participant’s vested Special Executive Credit Account will be paid to the Participant in a lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date.  Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date pursuant to Section 7.2(c) with respect to their Special Executive Credit Account.  Participants may make an Initial Election for an Alternative Distribution Form pursuant to Section 7.2(d).  Participants may make a Secondary Election pursuant to Section 7.2(b) with respect to their Special Executive Credit Account.

(d)Special Lincoln Credit Account.  Unless otherwise designated by the Company at the time a Special Lincoln Credit is made to a Participant, the Valuation Date for any vested amounts credited to a Participant’s Special Lincoln Credit Account will be the first day of the month that is thirteen (13) full months after the date of the

Participant’s Separation from Service.  The Participant’s Special Lincoln Credit Account shall be paid to the Participant in a lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date.  Notwithstanding the foregoing, the Company may, at the time the Special Lincoln Credit is made to the Participant, permit the Participant to make an Initial Election for an Alternative Benefit Commencement Date pursuant to Section 7.2(c) and for an Alternative Distribution Form pursuant to Section 7.2(d), to the extent such elections are permissible under, and comply with, Treasury Regulation section 1.409A-2(a)(5).  Participants may make a Secondary Election pursuant to Section 7.2(b) with respect to their Special Lincoln Credit Account.

7.2Alternative Elections.  No alternative election made pursuant to this Section 7.2 may result in an impermissible acceleration of payment, including accelerations of payment as defined under Code section 409A.  Notwithstanding anything in this Plan to the contrary, alternative elections may only be made under this Section 7.2 to the extent permitted by the Benefits Administrator.

(a)Initial Elections.  Except as otherwise provided in Sections 3.2 and 6.2(d) above, an Initial Election with respect to Annual Salary is not valid unless made by the Participant no later than December 31st of the calendar year prior to the start of the calendar year to which the compensation deferred relates, and made at least 366 days prior to the Participant’s Benefit Commencement Date (elections may not take effect for twelve (12) months after the date on which the election is made).

Except as otherwise provided in Sections 3.2 and 6.2(d) above, an Initial Election with respect to Annual Bonus or Annual Incentive Bonus is not valid unless made by the Participant no later than December 31st of the calendar year prior to the start of the calendar year to which the compensation deferred relates for a Benefit Commencement Date that occurs at least two years following the calendar year to which the compensation deferred relates unless the Initial Election is for a Termination Year Account.

Notwithstanding the foregoing, a Participant may modify an Initial Election with respect to Annual Incentive Bonus after the start of the calendar year to which the Annual Incentive Bonus relates provided the final election is submitted by the Participant no later than June 30th of the calendar year to which the Annual Incentive Bonus relates and further provided that the Annual Incentive Bonus is “performance-based compensation” as defined under Code section 409A.

If a Participant fails to make a valid Initial Election under this Section 7.2(a), then the default Benefit Commencement Date and default form of distribution set forth in Section 7.1 above shall be deemed the Participant’s Initial Election.

(b)Secondary Elections.  A Participant may make a Secondary Election to choose an Alternative Benefit Commencement Date and/or Alternative Distribution Form, as described in Sections 7.2(c) and (d) below, provided such

Secondary Election does not cause the Participant to have more than five (5) Accounts that contain a balance at any one time.  A Secondary Election is not valid unless it meets the following conditions:  (i) it must be made at least 366 days prior to the Valuation Date for the Benefit Commencement Date indicated by the Participant’s Initial Election or prior valid Secondary Election, as applicable, (elections may not take effect for twelve (12) months after the date on which the election is made), (ii) the election to change the Benefit Commencement Date and/or form of distribution must defer or delay payment of the Participant’s benefit for at least five (5) years from the Benefit Commencement Date indicated by the Participant’s Initial Election or prior valid Secondary Election, as applicable, and (iii) it may not push the Participant’s Benefit Commencement Date past the year the Participant attains age 80.

Notwithstanding the foregoing, a Participant may make only one Secondary Election per Account after his or her Separation from Service.

(c)Alternative Benefit Commencement Dates.  With respect to Elective Deferrals, and the associated Matching Contributions only, a Participant may make an Initial Election pursuant to Section 7.2(a) above to establish a Termination Year Account or a Flexible Distribution Year Account to which such Elective Deferrals and Matching Contributions will be credited.

Flexible Distribution Year Account elections must satisfy each of the following conditions:

(i) the year selected must not be:

(A) In the case of an election to defer Annual Salary, the year following the year in which the election is made, except in the event of a valid election made by a newly-hired or newly-eligible employee as described in Section 3.2 above;

(B) In the case of an election to defer Annual Bonus, the second year following the year to which the Annual Bonus relates, except in the case of a valid election made by a newly-hired or newly-eligible employee as described in Section 3.2 above; or

(C) In the case of an election to defer Annual Incentive Bonus, the second year following the year to which the Annual Incentive Bonus relates;

(ii) the year selected may not be more than thirty (30) years after the year in which the election is made; and

(iii) the year selected may not be a year after the Participant will have attained age 80.

The Valuation Date for Termination Year Accounts is the first of the month that is thirteen (13) full months after the date the Participant Separates from Service.    The Valuation Date for Flexible Distribution Year Accounts is February 5th of

the calendar year elected by the Participant.  Notwithstanding the foregoing, for Grandfathered Benefits, the Flexible Distribution Year Account must end in a “0” or “5”.

(d)Alternative Distribution Forms.  Pursuant to Sections 7.2(a) and 7.2(b) above and at the discretion of the Benefits Administrator, a Participant may elect one of the installment options described below for any of his or her Plan Accounts instead of the lump sum distribution option:

(i) Five-year installment payments
(ii) Ten-year installment payments
(iii) Fifteen-year installment payments
(iv) Twenty-year installment payments

For Participants with Termination Year Accounts, the Valuation Date for their first installment is the first day of the month that is thirteen (13) full months after the date of the Participant’s Separation from Service.  For Participants with Flexible Distribution Year Accounts, the Valuation Date for the first installment is February 5th of the calendar year elected.  The Valuation Dates for subsequent annual installments for both Termination Year Accounts and Flexible Distribution Year Accounts will occur on February 5th.

7.3Distributions to Disabled Participants.  A Participant becoming Disabled is not, in and of itself, a distribution trigger under this Plan.  A Disabled Participant’s Plan benefits will be distributed as provided under the applicable provisions of Sections 7.1 and 7.2 above.

7.4Distributions Upon Death.  In the event of a Participant’s death, the Valuation Date for any unpaid portion of the Participant’s Account shall be the date of the Participant’s death.

(a)Participant Death After 2018.  In the event of a Participant’s death after 2018, any unpaid portion of the Participant’s Account will be paid to the Participant’s Beneficiary in a cash lump sum as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date, regardless of whether payment of any portion of the Participant’s Account has already commenced as elected by the Participant pursuant to Section 7.2 above.

(b)Participant Death Prior to 2019.  Notwithstanding the foregoing, in the event of the Participant’s death prior to 2019 but after payment of a portion of the Participant’s Account had commenced in the form elected by the Participant pursuant to Section 7.2 above, that portion of the Account shall continue to be paid to the Participant's Beneficiary in the distribution form already begun, provided however that in the event of the Beneficiary’s death prior to full payment of the Participant’s Account to such Beneficiary, any remaining Account balance shall be valued as of the date of the Beneficiary’s death and shall be paid in a cash lump sum to the Beneficiary’s estate within ninety (90) days after the date of the Beneficiary’s death.

(c)A Participant shall designate his or her Beneficiary in accordance with procedures established by the Benefits Administrator.  In the event that a Participant dies prior to his or her Benefit Commencement Date and has not properly designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution under this Section 7.4, such amount shall be distributed to (i) the Participant’s spouse; (ii) if no spouse, to the Participant’s child or children in equal share (with the share of any deceased child distributed among descendants of that child); (iii) if none of the above, to the Participant’s parents in equal shares or the entire amount to the Participant’s surviving parent; (iv) if none of the above, to the Participant’s sibling(s) in equal share; and (v) if none of the above, to the executor or administrator of the Participant’s estate.

7.5Distributions After a Change of Control.  The Plan benefits of a Participant who Separates from Service with a non-forfeitable right to benefits under this Plan after a Change of Control will be distributed as provided under the applicable provisions of Sections 7.1 and 7.2 above.

7.6Small Balance Cash Out Rule.  Notwithstanding any election pursuant to Section 7.2 above by a Participant to the contrary, and subject to Section 7.7 below, if, with respect to a Participant who has Separated from Service, the aggregate value of the Participant’s Account(s) under this Plan, together with any other accounts established for the Participant in an account balance plan covered by Code section 409A sponsored by the Company, is below the annual limit provided under Code section 402(g) ($19,500 for 2020, as adjusted thereafter), then the Account(s) will be distributed to the Participant in a lump sum payment as soon as administratively possible.

7.7.Distributions to Key Employees.  Notwithstanding any other provision of this Plan to the contrary, in the event a Participant is a Key Employee as of the date of his or her Separation from Service, distributions to such Participant that are payable upon a Separation from Service shall not be paid earlier than six (6) months after the date upon which the Key Employee Separates from Service.  In the case of all benefits that are delayed due to the imposition of this Section 7.7, payments shall be paid on the first day of the seventh (7th) month following the month in which the Participant’s Separation from Service occurs (or, if earlier, the first day of the month following the Participant’s death).  Interest shall not accrue on such amounts during the period of delay.

7.8Accelerated Payments of Grandfathered Benefits.  Grandfathered Benefits may be withdrawn from this Plan at any time subject to an irrevocable penalty of 10% assessed on the amount withdrawn.  If a Participant receives an accelerated payment under this Section 7.8, a minimum of 50% of all of the Participant’s Grandfathered Benefits must be withdrawn.  In addition, the Participant will be ineligible to make Elective Deferrals and correspondingly, receive Matching Contributions that are attributable to the Plan Year that follows the year in which such accelerated payment is received.

7.9Effect of Early Taxation.  If a Participant’s Account is includable in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

7.10Hardship Withdrawals.  Any Compensation Deferral Agreement in effect for a Participant taking a Hardship withdrawal from this Plan shall be automatically revoked under this Plan for the remainder of the calendar year.  Only Accounts with Elective Deferrals and associated Matching Contributions are eligible for withdrawal upon the occurrence of a Hardship, provided the rules of Code section 409A are met for such a withdrawal.

7.11Permitted Delays.  Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Compensation Committee’s reasonable anticipation of one or more of the following events:

(a)The Corporation’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 7.11 shall be paid in accordance with Code section 409A.

Article 8

Restrictions on Investment Activity

8.1Restrictions Involving the Stock Unit Investment Option. A Participant may at any time, subject to applicable restrictions under the Company’s Insider Trading and Confidentiality Policy, redeem or transfer amounts (a) out of a non-Stock Unit Investment Option and into the Stock Unit Investment Option, or (b) out of the Stock Unit Investment Option and into a non-Stock Unit Investment Option.

8.2General Restrictions on Transfers or Redemptions.  In order to prevent market timing, excessive trading, and other abuses, Participants shall not be permitted to execute transactions contemplated under Section 4.5 on more than 26 days during any one calendar year without approval from the Compensation Committee.  In addition, the Compensation Committee and Benefits Administrator reserve the right to place additional restrictions on the right to trade in the Plan to prevent abusive trading practices such as “market-timing,” short-term trading and excess trading.  Such restrictions may include, but are not limited to: imposing redemption fees to be automatically withdrawn from Participant Accounts and paid to the appropriate Investment Option; barring the Participant from purchasing, selling, or exchanging units or shares of specific Investment Options.

8.3No Assignment.  Stock Units cannot be assigned, transferred, pledged or otherwise encumbered.

Article 9

Claims

9.1General Administration.  The Benefits Administrator shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof.  The Benefits Administrator shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Benefits Administrator shall be final and conclusive and binding on any party.  To the extent the Benefits Administrator has been granted discretionary authority under the Plan, the Benefits Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Benefits Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.  The Benefits Administrator may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative duties as the Benefits Administrator sees fit.  The Benefits Administrator has delegated the review of claims and appeals for benefits under this Plan to the LNC Benefit Appeals Committee (the “Appeals Committee”).

9.2Claims for Benefits.

(a)Filing a Claim.  A Participant or his or her authorized representative may file a claim for benefits under the Plan.  Any claim must be in writing and submitted to the Appeals Committee or its delegate at such address as may be specified from time to time.  Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)Denial of Claim.  In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within ninety (90) days after the date on which the claim is received by the Appeals Committee.  If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond ninety (90) days after the expiration of the initial 90-day period.

(c)Reasons for Denial.  A denial or partial denial of a claim will be dated and signed by the Appeals Committee and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provision(s) on which the denial is based;

(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)Review of Denial.  Upon denial of a claim, in whole or in part, a claimant or his or her duly authorized representative will have the right to submit a written request to the Appeals Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Appeals Committee within sixty (60) days after the receipt by the claimant of written notice of the denial of the claim.  A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing.  The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within sixty (60) days after the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it.  If the claimant does file a request for review, his or her request must include a description of the issues and evidence he or she deems relevant.  Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)Decision Upon Review.  The Appeals Committee will provide a prompt written decision on review.  If the claim is denied on review, the decision shall set forth:

(i)the specific reason or reasons for the adverse determination;

(ii)specific reference to pertinent Plan provision(s) on which the adverse determination is based;

(iii)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than sixty (60) days after the Appeals Committee’s receipt of the request for review, except that such period may be extended for an additional sixty (60) days if the Appeals Committee determines that special circumstances (such as for a hearing) require such extension.  If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)Finality of Determinations; Exhaustion of Remedies; Limitations Period. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section 9.2 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his or her remedies under this Section 9.2. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Appeals Committee.  The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

9.3Indemnification.  To the extent not covered by insurance, the Company shall indemnify the Appeals Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

Article 10

Miscellaneous

10.1.No Contract of Employment.  This Plan does not and is not intended to create a contract of employment. The provisions of this Plan shall not limit the right of an Employer to discharge a Participant nor limit the right of the Participant to voluntarily terminate from the service of the Employer.

10.2.  Amendment, Suspension or Termination of Plan.  This Plan may be amended at any time and from time to time, or terminated at any time, by the Company without a Participant’s consent, but no amendment shall operate to give the Participant, or his or her Beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of the Company, except the right upon fulfillment of all terms and conditions hereof to receive the payments herein provided.  Except as provided in Section 10.3, no amendment, suspension or termination of this Plan shall, in and of itself, result in the forfeiture of any benefit credited to a Participant or shall operate to reduce or diminish any benefit after payment of such benefit has begun.  The Company retains the right to amend this Plan prospectively at any time. This Plan may be amended by action of the Compensation Committee at a meeting held either in person or by telephone or other electronic means, or by unanimous consent in lieu of a meeting.  The Compensation Committee may delegate this amendment power to an officer of the Company.  The Chief Executive Officer of the Company has been authorized to make any modification to this Plan if such modification is (a) in the opinion of counsel, required by local, state or federal law or regulation or (b) estimated to cost the Company no more than $15,000,000 (actuarial present value of all Plan changes made in the same year) for the next five (5) calendar years after the effective date of such modification.  The Plan may also be amended pursuant to a written instrument executed by the Company’s Executive Vice President of Human Resources officer to the extent such amendment is required under applicable law or is required to avoid having amounts deferred under the Plan included in the income of Participants or Beneficiaries for federal income tax purposes prior to distribution.

10.3Effect of Termination.  Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and Beneficiaries in the manner and at the time described in Article 7, unless the Company determines in its sole discretion that all such amounts (except for Grandfathered Benefits) shall be distributed upon termination in accordance with the requirements under Code section 409A.  Upon termination of the Plan, no further benefit accruals shall occur.

10.4Change of Control.  In the event of a Change of Control, no amendment or termination of this Plan shall adversely affect the right of any Participant to the benefits credited to the Participant or to payment of such benefits under the terms of this Plan as in effect immediately prior to such Change of Control.

10.5Administration.  The Plan shall be administered by the Benefits Administrator, who shall have complete discretion to interpret the Plan, resolve issues pertaining to Plan eligibility, determine benefits payable under the Plan and take whatever action that the Benefits Administrator believes is necessary or desirable for such administration, including but not limited to (a) establishing administrative rules consistent with the provisions of this Plan, (b) delegating his or her responsibilities to other persons, (c) retaining the services of lawyers, accountants or other third parties to assist with the administration of the Plan, (d) making equitable adjustments under the Plan (including retroactive adjustments) to correct mathematical, accounting or factual errors made in good faith by the Employer or a Participant (and any such adjustments will be final and binding on all persons), and (e) directing Employers to deduct from all Accounts, payments and distributions under the Plan any federal, state or local taxes or such other amounts as may be required by law to be withheld to the extent permitted under Code section 409A.

10.6Incapacity.  Any amount payable under this Plan to an incompetent or otherwise incapacitated person may, at the sole discretion of the Benefits Administrator, be made directly to such person or for the benefit of such person through payment to an institution or other entity caring for or rendering service to or for such person or to a guardian of such person or to another person with whom such person resides.  The receipt of such payment by the institution, entity, guardian or other person shall be a full discharge of that amount of the obligation of the Employer to the Participant or Beneficiary.

10.7Governing Law.  This Plan shall be governed and construed in accordance with the laws of the State of Indiana.  When appropriate, the singular nouns in this Plan include the plural, and vice versa.

10.8Source of Payments; Rights Unsecured.  The amount of any benefit payable under the Plan with respect to any Participant shall be paid from the general assets of the Employer that last employed that Participant.  The right of a Participant or his or her Beneficiary to receive a distribution hereunder shall be an unsecured (but legally enforceable) claim against the general assets of an Employer, and neither the Participant nor his or her Beneficiary shall have any rights in or against any assets of an Employer.  The Plan at all times shall be considered entirely unfunded for tax purposes.  Any funds set aside by an Employer for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Employer and shall be available to its general creditors in the event of the Employer’s bankruptcy or insolvency.  An Employer’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.9No Guarantee of Benefits.  Nothing contained in the Plan shall constitute a guarantee by an Employer or any other person or entity that the assets of an Employer will be sufficient to pay any benefits hereunder.

10.10No Enlargement of Rights.  No Participant or Beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

10.11Anti-Alienation Provision.  Except in the case of a domestic relations order approved by the Benefits Administrator or its designee, no interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person.

10.12Distribution to Alternate Payee.  All or part of a Participant’s Account may be paid to an alternate payee as specified in a domestic relations order that the Benefits Administrator, or its designee, determines meets the requirements set forth in this Section 10.12.

(a) Definition of Domestic Relations Order. Domestic relations order means a judgment, decree, or order (including the approval of a settlement agreement) that:

(i)is issued pursuant to a State’s domestic relations law;

(ii)relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant’s Account under the Plan;

(iii) creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s Account under the Plan;

(iv)requires payment to such person of their interest in the Participant’s Account in an immediate lump sum payment; and

(v)meets such other requirements established by the Benefits Administrator.

The Benefits Administrator, or its designee, shall determine whether any document received by it is a domestic relations order.  In making this determination, the Benefits Administrator, or its designee, may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as he or she deems relevant.

(b) Form of Distribution. The alternate payee will receive a cash lump sum distribution of the amount payable under the domestic relations order, subject to the following rules:

(i)Distribution Date.  The cash lump sum will be paid within ninety (90) days after the date the domestic relations order is approved by the Benefits Administrator or its designee.  The alternate payee is not permitted, directly or indirectly, to designate the taxable year in which payment will be made.

(ii)Valuation.  The cash lump sum shall be valued within a reasonable period of time prior to the date that payment to the alternate payee is actually issued by the Plan.

10.13Taxes.  The Company or other payor may withhold from a benefit payment under the Plan or a Participant's wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits.  The Company may also accelerate and pay a portion of a Participant's benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts.  The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

10.14Corporate Successors.  The Plan and the obligations of an Employer under the Plan shall become the responsibility of any successor to the Employer by reason of a transfer or sale of substantially all of the assets of the Employer or by the merger or consolidation of the Employer into or with any other corporation or other entity.

10.15Unclaimed Benefits.  Each Participant shall keep the Compensation Committee informed of his or her current address and the current address of his or her designated beneficiary.  The Compensation Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Compensation Committee.

10.16Severability.  In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

10.17Words and Headings.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

IN WITNESS WHEREOF, the President and Chief Executive Officer of the Company executed this Plan as of this 19th day of December, 2019.

LINCOLN NATIONAL CORPORATION

/s/ Dennis R. Glass_____________________

By:   Dennis R. Glass

Title:  President and Chief Executive Officer

APPENDIX A

The Vesting Schedule Listing for Shortfall Balances

Approved by the Compensation Committee on November 5, 2007

LINCOLN NATIONAL CORPORATION
DC SERP EXHIBIT FOR SMC
VESTING SCHEDULE LISTING FOR SHORTFALL BALANCES

Executive:	Westley Thompson	Dennis Schoff	Frederick Crawford	Robert Dineen	Elizabeth Reeves	Heather Dzielak	Terry Mullen	Dennis Glass	Mark Konen	Charles Cornelio	Pat Coyne
As of December 31, 2007											
Age	52.92	48.67	44.33	58.17	53.92	39.25	42.83	58.24	48.82	48.14	44.67
Service	8.00	17.00	7.00	6.00	3.00	5.00	5.00	14.20	13.42	19.20	19.00
Date Balance first vests:	1/28/2010	4/30/2014	8/31/2018	12/31/2007	12/31/2009	9/30/2023	3/2/2020	12/31/2007	3/6/2014	11/10/2014	5/1/2018
Date Balance first vests:	2/1/2010	5/1/2014	9/1/2018	1/1/2008	1/1/2010	10/1/2023	3/1/2020	1/1/2008	4/1/2014	12/1/2014	5/1/2018
Vested % at that date:	12.5%	12.5%	12.5%	20.7%	14.1%	12.5%	12.5%	21.0%	12.5%	12.5%	12.5%
Date one year later (or when fully vested):	2/1/2011	5/1/2015	9/1/2019	1/1/2009	1/1/2011	10/1/2024	3/1/2021	1/1/2009	4/1/2015	12/1/2015	5/1/2019
Vested % at that date:	25.0%	25.0%	25.0%	41.4%	28.2%	25.0%	25.0%	41.4%	25.0%	25.0%	25.0%
Date one year later (or when fully vested):	2/1/2012	5/1/2016	9/1/2020	1/1/2010	1/1/2012	10/1/2025	3/1/2022	1/1/2010	4/1/2016	12/1/2016	5/1/2020
Vested % at that date:	37.5%	37.5%	37.5%	62.1%	42.4%	37.5%	37.5%	62.1%	37.5%	37.5%	37.5%
Date one year later (or when fully vested):	2/1/2013	5/1/2017	9/1/2021	1/1/2011	1/1/2013	10/1/2026	3/1/2023	1/1/2011	4/1/2017	12/1/2017	5/1/2021
Vested % at that date:	50.0%	50.0%	50.0%	82.8%	56.5%	50.0%	50.0%	82.8%	50.0%	50.0%	50.0%
Date one year later (or when fully vested):	2/1/2014	5/1/2018	9/1/2022	11/1/2011	1/1/2014	10/1/2027	3/1/2024	11/1/2011	4/1/2018	12/1/2018	5/1/2022
Vested % at that date:	62.5%	62.5%	62.5%	100.0%	70.6%	62.5%	62.5%	100.0%	62.5%	62.5%	62.5%
Date one year later (or when fully vested):	2/1/2015	5/1/2019	9/1/2023		1/1/2015	10/1/2028	3/1/2025		4/1/2019	12/1/2019	5/1/2023
Vested % at that date:	75.0%	75.0%	75.0%		84.7%	75.0%	75.0%		75.0%	75.0%	75.0%
Date one year later (or when fully vested):	2/1/2016	5/1/2020	9/1/2024		1/1/2016	10/1/2029	3/1/2026		4/1/2020	12/1/2020	5/1/2024
Vested % at that date:	87.5%	87.5%	87.5%		98.9%	87.5%	87.5%		87.5%	87.5%	87.5%
Date one year later (or when fully vested):	2/1/2017	5/1/2021	9/1/2025		2/1/2016	10/1/2030	3/1/2027		4/1/2021	12/1/2021	5/1/2025
Vested % at that date:	100.0%	100.0%	100.0%		100.0%	100.0%	100.0%		100.0%	100.0%	100.0%

APPENDIX B

Historical Employer Contributions and Distributions

The following are Plan provisions with respect to Employer contributions credited to a Participant’s Account as of the dates noted in each subsection.

B.1Employer Contributions.

(a) Employer Transition Contributions.  Prior to January 1, 2018, the Employer credited to a Participant’s Core/Transition Contributions Account the amount of any Employer Transition Contributions, as such term is described under the 401(k) Plan, which could not be contributed to the Participant under the 401(k) Plan either (i) due to the operation of 401(k) Plan or Code limits or (ii) because such amount was deferred compensation that could not be counted as eligible earnings under the 401(k) Plan.  Any such contributions under this Subsection (a) shall be 100% vested upon contribution.

Effective as of January 1, 2019, the Core/Transition Contributions Account shall be referred to as the “Core Contributions Account”.  Employer Transition Contributions shall continue to be held under the Core Contribution Account and be subject to the Default Investment Option, if applicable.

(b)ESSB Opening Balance Contribution.  For any Participant actively employed by the Company at 11:59 p.m. on December 31, 2007 with an accrued benefit under Section 4 of the Jefferson-Pilot Supplemental Retirement Plan, also known as the “Executive Special Supplemental Benefit,” the Company credited a present value lump sum to the Plan to an ESSB Opening Balance Account established for the Participant pursuant to Section B.2(b) below.  The amount of a Participant’s ESSB Opening Balance Account shall be calculated pursuant to Section B of the ESSB as if the Participant were to receive a distribution at age 62 reduced as appropriate for early benefit commencement using the relevant set of reduction factors provided under Section C(2) of the ESSB.  The actuarial equivalent lump sum value of each such Participant’s age 62 benefit shall be calculated based on the interest rate provided under Code section 417(e) in effect for November 2007, provided, however, that such rate shall be capped at a maximum of 5.7%, and subject to a “floor” of 4.7%.  The applicable mortality factors shall be those in the 1994 GAR unisex table, projected to 2002 using scale AA.  The ESSB Opening Balance Contribution shall be 100% vested upon contribution.

(c)SCP Opening Balance Contribution.  For any Participant actively participating in the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the “SCP”) at 11:59 pm on December 31, 2007, a present value lump sum representing the Participant’s SCP benefit as of December 31, 2007 was credited to an SCP Opening Balance Account established for the Participant.  The amount of an executive’s SCP Opening Balance Account was calculated pursuant to Section 5 of the SCP as if the executive were to receive a distribution at age 62,  reduced as appropriate using the relevant set of reduction factors in Section 7 of the SCP.  For an executive participating in the SCP as of 11:59 p.m. on December 31, 2007, the relevant set of reduction factors was determined by assuming that the executive would remain employed until age 62, and crediting additional Years of Vesting Service as appropriate.  The actuarial equivalent lump sum value of each such executive’s age 62 benefit was calculated based on the interest rate provided under Code section 417(e) in effect for November 2007, provided, however, that such rate was capped at a maximum of 5.7%, and subject to a “floor” of 4.7%.  The applicable mortality factors were those in the 1994 GAR unisex table projected to 2002 using scale AA.  The SCP Opening Balance Account shall vest upon the earlier of the Participant’s: (i) attainment of age 55 (or older) with five (5) years of service, (ii) determination of eligibility for long-term disability benefits under a Company-sponsored plan, (iii) death, or (iv) involuntary termination of employment (other than for cause, as defined under the SCP, effective November 5, 2007).  A Participant who has either a voluntary or involuntary for cause (as defined under the SCP, effective November 5, 2007) Separation from Service prior to vesting in his or her SCP Opening Balance Account will forfeit this Account.

(d)Shortfall Balance Contribution.  For SMC members who were actively employed by the Company as of December 31, 2007 only, the “shortfall,” if any, was calculated between the SMC member’s targeted retirement benefits projected to age 62, and the sum of their benefits under the current defined benefit retirement program, and their hypothetical 401(k) Plan and Plan account balances projected to age 62 based on various assumptions (including but not limited to annual base salary increases, hypothetical deferred contribution account balances, investment earnings, lump sum conversion interest rates, and future bonus amounts).  Any such “shortfall” was converted to a present value lump sum and the Company contributed such amount to a Shortfall Balance Account established for the Participant.  The Shortfall Balance Account, if any, shall vest on the earlier of the Participant’s:  (i) death, (ii) determination of eligibility for long-term disability benefits under a Company-sponsored plan, or (iii) according to an individualized “phased vesting” schedule for each applicable SMC member, based on the difference (in years) between the date on which the SMC member attains (A) age 55 (or older) with five (5) years of service, and (B) age 62.  Each SMC member’s individual vesting schedule is included in Appendix A to the Plan.  A Participant who Separates from Service prior to vesting in his or her Shortfall Balance Account shall forfeit the unvested portion of the Account.

B.2Default Distribution Upon Separation from Service.

(a)Employer Transition Contributions Held in Core Contribution Account.  Absent an effective alternative election pursuant to Section 7.2 above, the Valuation Date for Employer Transition Contribution amounts credited to a Participant’s Core Contribution Account will be the first day of the month that is thirteen (13) full months after the date of the Participant’s Separation from Service.  Any Employer Transition Contribution amounts held in the Participant’s Core Contribution Account will be paid to the Participant in a lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date.  Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date pursuant to Section 7.2(c) with respect to any Employer Transition Contributions held in their Core Contribution Account.  Participants may make an Initial Election for an Alternative Distribution Form pursuant to Section 7.2(d).  Participants may make a Secondary Election pursuant to Section 7.2(b) with respect to any Employer Transition Contributions held in their Core Contribution Account.

(b)ESSB Opening Balance Account.  The Valuation Date for amounts credited to a Participant’s ESSB Opening Balance Account will occur after the Participant Separates from Service, on the later of: (i) the first day of the month that is thirteen (13) full months after the date of the Participant’s Separation from Service, or (ii) the first day of the month following the month in which the Participant attains age 60.  The Participant’s ESSB Opening Balance Account will be paid to the Participant in a lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date.  Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date pursuant to Section 7.2(c) with respect to their ESSB Opening Balance Account.  Participants may make an Initial Election for an Alternative Distribution Form only pursuant to Section 7.2(d).  Participants may make a Secondary Election pursuant to Section 7.2(b) with respect to their ESSB Opening Balance Account.

(c)SCP Opening Balance Account.  The Valuation Date for any vested amounts credited to a Participant’s SCP Opening Balance Account will occur after the Participant Separates from Service, on the later of: (i) the first day of the month that is thirteen (13) full months after the date of the Participant’s Separation from Service, or (ii) the first day of the month following the month in which the Participant attains age 55.  The Participant’s vested SCP Opening Balance Account will be paid to the Participant in a lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date.  Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date pursuant to Section 7.2(c) with respect to their SCP Opening Balance Account.  Participants may make an Initial Election for an Alternative Distribution Form pursuant to Section 7.2(d).  Participants may make a Secondary Election pursuant to Section 7.2(b) with respect to their SCP Opening Balance Account.

(d)Shortfall Balance Account.  The Valuation Date for any vested amounts credited to a Participant’s Shortfall Balance Account will be the first day of the month that is thirteen (13) full months after the date of the Participant’s Separation from Service. The Participant’s vested Shortfall Balance Account will be paid to the Participant in a lump sum on his or her Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than ninety (90) days after the Valuation Date.  Participants are not permitted to make Initial Elections for an Alternative Benefit Commencement Date pursuant to Section 7.2(c) with respect to their Shortfall Balance Account.  Participants may make an Initial Election for an Alternative Distribution Form pursuant to Section 7.2(d).  Participants may make a Secondary Election pursuant to Section 7.2(b) with respect to their Shortfall Balance Account.